UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 17, 2014

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices)  (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                           Costs Associated with Exit or Disposal Activities.

On June 17, 2014, InVivo Therapeutics Holdings Corp. (the “Company”) committed to a plan to realign its research and development resources to support its scaffold product, which will include a reduction in force of 14 employees, representing approximately 28% of the Company’s workforce, and other cost-cutting measures.

The Company anticipates that it will complete the implementation of the plan by June 30, 2014. The Company estimates that it will incur total expenses relating to the realignment of approximately $311,000, consisting of $290,000 relating to severance and termination-related costs and $21,000 relating to the write-off certain assets that will become idle.  All of the severance and termination-related costs represent cash expenditures. The Company expects to record these charges in the second quarter of 2014.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On June 19, 2014, the Company announced the appointment of Steven F. McAllister, who has served as the Company’s interim Chief Financial Officer since December 2013, as the Chief Financial Officer of the Company, effective immediately. In conjunction with his transition into a permanent role with the Company, the Company and Mr. McAllister entered into a second amended and restated employment agreement (the “Agreement”), which replaces the prior employment agreement between the Company and Mr. McAllister.

Under the terms of the Agreement, Mr. McAllister will receive a salary at an annual rate of $265,000, and is eligible to receive benefits to the same extent as provided to the Company’s other senior management employees, including medical and dental benefits. In addition, Mr. McAllister is eligible to receive an annual target bonus equal to 25% of his annual salary, subject to his performance of specified objectives to be established by the Company’s Chief Executive Officer each year. He also received a 10-year stock option grant to purchase 250,000 shares of the Company’s common stock. This option vests over a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly in 36 equal installments until fully vested on the fourth anniversary of the grant date, provided that Mr. McAllister remains continuously employed by the Company on each such vesting date.

Mr. McAllister is also entitled to severance payments if his employment is terminated (a) by the Company without cause within six months following a “change of control,” as defined in the Company’s 2010 Equity Incentive Plan, (b) by the Company without cause, or (c) by Mr. McAllister for ‘‘good reason,’’ as defined in the Agreement, then (i) the Company is obligated to pay severance (consisting of base salary in effect on the date of termination) to Mr. McAllister for a period of six months following the date of termination. The severance payments are contingent upon execution by Mr. McAllister of a general release of claims against the Company, and are in addition to any accrued obligations to Mr. McAllister unpaid by the Company prior to the date of termination. The Agreement also contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, confidentiality and assignment of inventions. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Departure of Former Officer

As part of the workforce reduction described in Item 2.05, Brian Hess, Chief Technology Officer, is separating from the Company.  In connection with his separation, Mr. Hess will receive a severance payment of approximately $53,000 and outplacement services.

Item 7.01                                           Regulation FD Disclosure.

On June 23, 2014, the Company issued a press release announcing the events set forth in Item 2.05. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated as of June 17, 2014, between the Company and Steven F. McAllister.

99.1	Press release dated June 23, 2014.

Forward-Looking Statements

This Current Report on Form 8-K may be deemed to contain forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing and details of the reduction in force, and the expected charges and costs related thereto. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include possible changes in the expected costs and charges associated with the reduction in force, and risks associated with the Company’s ability to achieve the expected benefits of the reduction in force and realignment of its resources. Additionally, these forward-looking statements should be considered in conjunction with the cautionary statements and risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and its other filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 23, 2014	By:	/s/ Tamara Joseph
	Name:	Tamara Joseph
	Title:	SVP, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement dated as of June 17, 2014, between the Company and Steven F. McAllister.

99.1	Press release dated June 23, 2014.